                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Unveils Long Term Strategy to Drive Growth and
Shareholder Value at its Virtual Investor Day

Announces Initiation of Quarterly Dividend of $0.15 Per Share

SHELTON, Conn., – November 20, 2020 – Edgewell Personal Care Company (NYSE: EPC) announced that management will unveil the details of a comprehensive strategy to drive top and bottom line growth, predictable cash generation and enhanced returns to shareholders at its Virtual Investor Day today. The Company will also discuss its capital allocation priorities and the assumptions that underlie its long-term financial targets.

The Company will discuss its long-term strategy to help transform Edgewell into a growing, sustainable and consumer-centric Personal Care and Grooming company. The key strategic priorities supporting its strategy include:

1.Expanding its presence in attractive growth categories, as a catalyst for accelerated topline growth across a meaningful portion of the portfolio
2.Building brands consumers love with consumer-centric innovation at the center of all commercial plans
3.Being a trusted strategic partner to retailers, strengthening partnerships and leveraging world-class manufacturing and formulation capabilities
4.Simplifying “everything” across the enterprise, enabling continued productivity and cost reduction
5.Being a company people love to work for, putting People First and ensuring strong activation of the new strategy

Rod Little, Edgewell's President and Chief Executive Officer, said “Having spent the past year successfully stabilizing the business, I am excited to unveil the new growth strategy for Edgewell. This strategy reflects a robust balance of leveraging our best-in-class manufacturing, sourcing and formulation capabilities with a refreshed, digitally enabled, consumer centric approach to categories where our brands are positioned for growth. We will drive continuous improvement and cost efficiency across the business which will allow for meaningful investment in support of our strategy. We have built a foundation of strong brands in compelling categories, and we have the talent and capabilities to execute well and be successful. And finally, demonstrating our commitment to balanced capital allocation and return of cash to shareholders, we are pleased to announce the initiation of a quarterly dividend.”

Long-Term Financial Algorithm
Edgewell expects that execution against its strategy will create sustainable long-term organic net sales and earnings per share growth while generating significant free cash flow. As part of today’s event, management will provide greater details on a long-term financial algorithm which includes:

•Organic net sales growth of 2% to 3%
•Adjusted EBITDA growth of 4% to 6%
•Adjusted EPS growth of 6% to 7%
•>100% free cash flow conversion

Capital Allocation and Dividend Initiation
The Company will also reaffirm its priorities for capital allocation to drive shareholder value:

•Investing in organic and inorganic growth opportunities
•Returning capital to shareholders through a combination of a dividend and opportunistic share repurchases
•Maintaining a disciplined approach to managing debt, with expected net debt leverage of between two- and three-times EBITDA

The Company today announced that it intends to pay a regular quarterly cash dividend to shareholders. The Board of Directors declared a dividend of $0.15 per share of common stock which will be paid on January 6, 2021 to shareholders of record as of the close of business on December 10, 2020.

The Board anticipates declaring a dividend in future quarters on a regular basis; however, future declarations of dividends are subject to Board approval and may be adjusted based on the Company’s results of operations, financial position and cash flow, or as business needs or market conditions change.

Edgewell’s Fiscal 2020 Virtual Investor Day

•When: Friday, November 20, 2020
•Time: 9:00 a.m. EST
•Webcast: Click here to register and access the event. Those interested in participating in the day, are invited to pre-register via this link. A replay of the webcast and the slide presentation will be available after the meeting on the investor relations section of the Company's website at www.edgewell.com or by using the following link: http://ir.edgewell.com/news-and-events/events

About Edgewell

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black® and Cremo® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 5,800 employees worldwide.

Forward-Looking Statement

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 outbreak), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 20, 2020.

Contacts for Edgewell Personal Care
Investors:
Chris Gough
Edgewell Personal Care
+1 203-944-5706
3